April 26, 1996



  Mr. Scott Drake
  22738 Horseshoe Way
  Fort Lauderdale, Florida  33428

  Dear Scott:

            The purpose of this letter is to set forth the agreement (this "Agreement") between you and TresCom International, Inc. and its subsidiaries ("TresCom") regarding your resignation from TresCom. As we have discussed, TresCom desires to obtain your (i) agreement not to compete with TresCom for a specified period; (ii) release of any claims against TresCom; and (iii) agreement to maintain the confidentiality of business information of TresCom which you have become aware of during the course of your employment with TresCom. You have agreed to the foregoing as consideration for TresCom's commitment to provide to you the severance benefits set forth in paragraphs 2, 3 and 4 hereof. Based on these considerations, you have agreed with TresCom as follows:

            1. Resignation. Effective as of April 23, 1996, your resignation as an officer of TresCom is accepted and effective as of May 31, 1996, your resignation as an employee of TresCom is accepted.

            2.     Continued Base Cash Compensation and Other Payments.
  (a) TresCom will continue to pay your base salary at an annual rate of $150,000 through April 30, 1997 in accordance with TresCom's standard payroll practices and subject to any applicable withholding requirements. Such payment is inclusive of accrued and unused vacation for 1995 and 1996. The period from June 1, 1996 through October 31, 1996 is hereafter referred to as the "Consulting Period" and the period from November 1, 1996 through April 30, 1997 is hereafter referred to as the "Severance Period."

            (b) Upon execution of this Agreement, TresCom will reimburse you for all unpaid business expenses incurred by you prior to the date of this Agreement in connection with the performance of your job upon presentation of appropriate documentation in accordance with TresCom's customary procedures and policies applicable to its senior executives.

            (c) Prior to May 31, 1996, TresCom will transfer to you, for no additional consideration, by bill of sale or other appropriate instrument, ownership of the portable personal computer and related accessories and commercially available software provided to you by TresCom in connection with your employment. TresCom shall have the right to inspect the computer prior to May 31, 1996 and remove therefrom any software which is not commercially available and data files which it determines, in its sole judgment, to contain business information.

            (d) TresCom will pay directly to the provider of services or reimburse you for up to $10,000 of expenses incurred by you in connection with the negotiation of this Agreement and your seeking new employment. TresCom shall only be obligated to pay for expenses for which a written bill from the provider and/or receipts are submitted to TresCom.

            3. Stock. (a) You currently hold fully vested and exercisable options to purchase up to 4,587 shares of TresCom's common stock, $0.0419 par value (the "Common Stock") at $.42 per share. On the Effective Date (as defined in Section 18 hereof), TresCom will accelerate the vesting of options to purchase an additional 12,163 shares of Common Stock at $0.42 (such options together with the 4,587 options being hereinafter collectively referred to as the "Options"). The Options and the shares of Common Stock purchasable upon exercise of the Options will be subject to all of the terms and conditions of the Stock Option Agreement between you and TresCom, dated August 11 , 1995 (the "Option Agreement"). All other options granted to you pursuant to the Option Agreement and all options granted to you pursuant to the Stock Option Agreement between you and TresCom, dated February 7, 1996 are forfeited because your employment has terminated prior to the vesting thereof.

            (b) On the Effective Date, you will exercise all vested options in full by delivering to TresCom a check in the amount of $7,035.00 in payment in full of the exercise price and a fully executed Exercise Notice in the form attached hereto as Exhibit A. On the Effective Date, TresCom will deliver to you, against the delivery described in the preceding sentence, one or more certificates, representing 16,750 shares of Common Stock. Such certificate or certificates shall contain any legends required by the Federal securities laws, which legends will be removed by TresCom following satisfaction of any applicable requirements. TresCom hereby waives its right to repurchase shares of Common Stock from you, pursuant to paragraph 3 of the Option Agreement.

            (c) TresCom and you agree that the Options were designated as "incentive options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), are intended to satisfy the conditions of such Code section, and to the extent such Options satisfy such Code requirements, TresCom will continue to treat the Options as such.

            (d) You acknowledge that you are subject to an agreement with Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and the Robinson-Humphrey Company, Inc., as representatives (the "Representatives") for the several underwriters of TresCom's initial public offering, limiting your right to sell, pledge or otherwise transfer shares of Common Stock during the 180-day period ending August 5, 1996. TresCom agrees to use its best efforts to obtain, prior to the Effective Date, the written consent from the Representatives to the pledge during such period of any or all of the shares of Common Stock owned by you.

            4. Employee Benefits. You will continue to participate in TresCom's employee benefit plans at TresCom's expense during the Consulting Period and the Severance Period as if you remained an active employee of TresCom during such periods; provided, however, that if you become eligible to participate in the life, health, or disability insurance program of any other employer, you shall cease to be eligible to participate in the corresponding TresCom benefit program. Upon termination of TresCom health benefits, you may elect COBRA coverage for up to an 18 month period, at your own expense. More information on COBRA benefits will be provided to you within 14 days following termination of TresCom health benefits.

            5. Mutual Release. You hereby release and discharge TresCom, its affiliates and their respective partners, directors, officers, employees and agents (collectively, "Releasees") from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, whether known or unknown, which you ever had, now have or hereafter may have, against each or any of the Releasees, including, but not limited to those arising from or related to your employment relationship with TresCom or the termination of such employment, any alleged violation of any covenant of good faith and fair dealing relative to your employment or any applicable labor or employer-employee statute, regulation or ordinance, whether federal, state or local (including, by way of specificity but not of limitation, the Federal Age Discrimination in Employment Act). TresCom hereby releases and discharges you from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, whether known or unknown, which TresCom ever had, now has or hereafter may have, against you, including, but not limited to, those arising from your employment relationship with TresCom or the termination of such employment. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to release (i) TresCom from: (a) any indemnification obligations it may have to you arising out of your duties as an officer of TresCom; (b) any obligation to provide you with compensation and benefits specifically conferred or affirmed by this Agreement, and to the extent so conferred or affirmed any TresCom employee plan in which you are specifically entitled to continue to participate pursuant to this Agreement; (c) any obligation arising under the Option Agreement; or (d) any other obligation arising under this Agreement; or (ii) you from any obligation arising under this Agreement. With respect to clause (i)(a), TresCom expressly acknowledges (i) its obligations, as set forth in TresCom's Third Amended and Restated Articles of Incorporation, to indemnify you to the fullest extent permitted by Florida law, and (ii) that you are entitled to the benefits of the TresCom Directors and Officers liability insurance policy, in accordance with the terms and conditions of that policy.

            6. Protection of Reputation. During the Consulting Period, the Severance Period and for a period of two years after the end of the Severance Period, neither party hereto will take any action which is intended, or would reasonably be expected, to harm the other party or his or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other party; provided, however, the foregoing limitation shall not apply to (a) compliance with any legal process or subpoena or (b) statements in response to authorized inquiry from a court or regulatory body.

            7. Nondisclosure. You and TresCom agree that the terms and conditions of this Agreement are confidential and that each will not, without the express prior written consent of the other party, in any manner publish, publicize, disclose or otherwise make known or permit or cause to be made known such terms and conditions to anyone (other than such party's prospective or current lenders or such party's financial and legal advisors, who shall agree to be bound by this paragraph prior to disclosure of the terms or conditions hereof to such persons), except as required by law, or in any proceeding to enforce the terms of this Agreement.

            8. Confidentiality. You acknowledge that you have been provided access to information of TresCom (including, but not limited to, trade and industry secrets, customer lists, sales records, operational systems, investment, market and other company strategies and other proprietary commercial information) which constitutes valuable, special and unique property of TresCom. You agree that you will not, at any time or for any reason or purpose whatsoever, make use of, divulge or otherwise disclose, directly or indirectly, any of such information to any person or use any of such information for the personal gain of yourself or any other person without TresCom's express prior written authorization; provided, however, that the foregoing limitation shall not apply to (a) compliance with any legal process or subpoena or (b) statements in response to authorized inquiry from a court or regulatory body.

            9. Noncompetition. You agree that prior to and during the Consulting Period, you will not, without the express prior written consent of TresCom, directly or indirectly (whether as a sole proprietor, partner, venturer, stockholder, director, officer, employee, or in any other capacity as principal or agent or through any person, corporation, partnership, entity or employee acting as nominee or agent) conduct or engage in or be interested in or associated with any person, firm, association, syndicate, partnership, company, corporation or other entity which conducts or engages in the long distance telephone business in any geographic area in which TresCom is then so engaged in business or proposes to engage in business in accordance with its then-current strategic plan, nor shall you interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between TresCom and any customer, supplier, lessor, lessee or employee of TresCom. TresCom agrees that the foregoing shall not be interpreted to restrict you from directly or indirectly conducting or engaging in or having an interest in or association with any person, firm, association, syndicate, partnership, company, corporation or other entity which conducts or engages solely in the payphone and/or prepaid telephone card business.

            10. Access. During the Consulting Period, you will make yourself available three days a week, for a maximum of 16 hours per week, for consultation with TresCom's management for the purpose of effecting the transition of your duties to other TresCom personnel. TresCom will use its best efforts to provide you with three days advance notice of dates on which your consultation services will be required.

            11. Remedies. If either party breaches its obligations under paragraphs 6, 7 or 8 of this Agreement or if you breach your obligations under paragraphs 9 and 10, the non-breaching party, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to (i) obtain injunctive relief, it being acknowledged and agreed by both parties that any such breach would cause irreparable and continuing injury to the non-breaching party and that money damages alone would not provide an adequate remedy to such non-breaching party and (ii) declare (by written notice to the breaching party) and enforce the forfeiture of any amount payable to the non-breaching party pursuant to this Agreement that has not been paid as of the date of such declaration. TresCom agrees that if it breaches any of the provisions of paragraphs 2, 3, and 4 (including, with respect to any obligation to make a cash payment, the failure to make such payment within five business days of the date such payment is due hereunder), then, in addition to and not in lieu of any other rights or remedies you may have at law or in equity, you shall have the right to be reimbursed by TresCom for your fees and expenses (including, without limitation, attorney's fees and expenses) incurred in respect of the enforcement of your rights hereunder.

            12. No Waiver. No delay or failure by either party to this Agreement to exercise any right under this Agreement and no partial or single exercise of that right shall constitute a waiver of that or any other right. No waiver shall be valid unless in writing and signed by you or an authorized officer of TresCom, as the case may be, and any waiver by either party of a breach of any provision hereof shall not be construed as a waiver of any subsequent breach or violation thereof.

            13. Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason,
  (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

            14. Governing Law; Submission to Jurisdiction. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA (WITHOUT GIVING EFFECT TO THE LAWS, RULES AND PRINCIPLES OF THE STATE OF FLORIDA REGARDING CONFLICTS OF LAWS). You and TresCom agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of Florida, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. You and TresCom hereby irrevocably waive any objection to such jurisdiction or inconvenient forum.

            15. Miscellaneous. This letter, together with the Option Agreement, as amended hereby, sets forth the complete agreement between you and TresCom with respect to the subject matter hereof and supersedes all prior or concurrent understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement signed by you and a duly authorized officer of TresCom. This Agreement shall be binding upon and inure to the benefit of each of you and TresCom and your heirs, legal administrators and assigns and TresCom's successors and assigns.

            16. Representations. You represent and warrant to TresCom that TresCom's consolidated financial statements for the fiscal quarter ended March 31, 1996 have been prepared in accordance with generally accepted accounting principles, consistently applied.

            17. Opportunity to Review. You acknowledge and agree that you have been given a reasonable period, up to and including 21 days, to review and sign this Agreement, and if you sign this Agreement prior to the expiration of 21 days, you do so knowingly and voluntarily, and you acknowledge and agree that you could have requested more time to review and sign this Agreement, that you did not want to or need such further time and that you did not request it.

            18. Right to Revoke This Agreement. You acknowledge that you signed this Agreement on the date set forth above. In accordance with applicable law, you may revoke this Agreement at any time during the seven day period after you sign this Agreement. Such revocation may be made by delivering a written notice of revocation to TresCom during such seven day period. This Agreement will not be effective or enforceable until the date on which the revocation period has expired (the "Effective Date"). TresCom agrees that you may at your election take vacation time from the business day following the date you sign this Agreement until the Effective Date or, if earlier, the date you revoke this Agreement. Notwithstanding the foregoing, you agree that you will be available at TresCom's headquarters on May 8, 1996, for the purpose of participating, to the extent requested by TresCom, in TresCom's scheduled conference call with financial analysts. In the event that such call shall be rescheduled, you also agree to be available on such new date. TresCom shall provide you with at least 12 hours advance notice of any new date.

            PLEASE READ THIS AGREEMENT CAREFULLY. BY EXECUTING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM, KNOWN OR UNKNOWN, AGAINST TRESCOM BASED ON ANY ACTIONS TAKEN BY TRESCOM, ITS EMPLOYEES OR AGENTS ARISING FROM OR RELATED TO YOUR EMPLOYMENT WITH TRESCOM OR THE TERMINATION OF SUCH EMPLOYMENT, UP TO THE DATE OF THE EXECUTION OF THIS AGREEMENT. WE RECOMMEND THAT YOU RETAIN LEGAL COUNSEL TO ADVISE YOU WITH RESPECT TO THE TERMS OF THIS AGREEMENT AND THE TERMINATION OF YOUR EMPLOYMENT WITH TRESCOM.

            If you agree that this letter appropriately sets forth the terms of your severance agreement, please sign the enclosed duplicate copy of this letter and return it to the undersigned.

                                       Sincerely yours,

                                       TresCom International, Inc.


                                       By: /s/Wesley T. O'Brien
                                       Title:  President and Chief
                                                Executive Officer



  Agreed as of the date first written above


  /s/Scott Drake
  Scott Drake